Exhibit 10.5

January 16, 2007

Mr. Richard R. Grigg

Dear Dick,

Based on our discussions we have mutually agreed to extend the expiration date of your July 20, 2004 agreement (“Agreement”) from August 20, 2007, to March 31, 2008. Each party shall maintain the ability to terminate the Agreement for any reason upon written notice given sixty days in advance.

In consideration of the foregoing, the sufficiency of which is hereby acknowledged by the parties, paragraph two under subsection (e) of your Agreement shall be amended to read as follows, with all other terms remaining as written:

Your eligibility to participate in the health care and group life insurance coverages under the Flexible Benefits Plan will begin January 1, 2007. Moreover, at the conclusion of your employment with the Company, you will be granted the maximum credit (currently 85 points) for purposes of determining the company contribution toward the cost of retiree health care coverage under the Flexible Benefits Plan or any successor plan, so long as retiree health care is provided under the Flexible Benefits Plan and a company contribution is provided to other senior executive officers of FirstEnergy.

In the event of your death as an active employee, health care coverage for your surviving spouse will be obtained and provided at substantially the same coverage level and participant contribution level as available to active employees through March 31, 2008. Thereafter, health care coverage would be provided to your surviving spouse on the same terms and conditions as provided to other surviving spouses under the terms of the Flexible Benefits Plan.

In addition, subsection (i) of your Agreement shall be amended to read as follows, with all other terms remaining as written:

You will be entitled to the financial planning benefits available to other senior executive officers during your employment with the Company, and will be entitled to continue to receive the financial planning benefits for one (1) year following the date of your retirement.

If the above is agreeable to you, please sign where indicated and return a copy to me for our records. You should retain a copy for yourself. If you have any questions, please do not hesitate to call.

Sincerely,

Anthony J. Alexander
So Agreed: ________________________________
Date:______________________________________